                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
                 BY RULE 14A-6(E)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                                   WIT SOUNDVIEW GROUP, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                           WIT SOUNDVIEW GROUP, INC.
                          826 BROADWAY, SEVENTH FLOOR
                            NEW YORK, NEW YORK 10003

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 23, 2001
                            ------------------------

To the Stockholders
of Wit SoundView Group, Inc.

    The 2001 Annual Meeting of Stockholders of Wit SoundView Group, Inc. will be held at the Peninsula Hotel, 700 Fifth Avenue, New York, N.Y. 10019, on Wednesday May 23, 2001 at 9:30 a.m., local time, to consider and act upon the following matters:

    (1) The election of three (3) directors to serve until their successors have been elected and qualified.

    (2) Such other business as may properly come before the meeting or any adjournment or postponement thereof.

    Only holders of record of common stock, par value $0.01 per share, of the Company at the close of business on March 30, 2001, the record date, are entitled to vote their shares at the Annual Meeting and any adjournment or postponement of the meeting. Each share of the Company's common stock will entitle its record holder to one vote on each matter put to a vote at the meeting.

    IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING WHETHER OR NOT YOU ARE PERSONALLY ABLE TO ATTEND. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO PLEASE SIGN, DATE AND MAIL THE ACCOMPANYING PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. THIS WILL ENSURE THAT YOUR SHARES ARE VOTED IN ACCORDANCE WITH YOUR WISHES AND THAT A QUORUM WILL BE PRESENT AT THE ANNUAL MEETING.

                                          By Order of the Board of Directors,

                                          ROBERT C. MENDELSON
                                          SECRETARY

New York, New York
April 20, 2001

                           WIT SOUNDVIEW GROUP, INC.

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 23, 2001

                                  INTRODUCTION

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Wit SoundView Group, Inc., a Delaware corporation, for use at the Company's 2001 Annual Meeting of Stockholders to be held at the Peninsula Hotel, 700 Fifth Avenue, New York, N.Y. 10019, on Wednesday, May 23, 2001 at 9:30 a.m., local time, and at any adjournment thereof.

    This Proxy Statement and the enclosed form of proxy are first being sent or given to stockholders of the Company on or about April 20, 2001. The principal executive offices of the Company are located at 826 Broadway, Seventh Floor, New York, New York 10003.

PURPOSES OF MEETING

    The purposes of the meeting are to consider and act upon the following matters:

    1. The election of three (3) directors until their successors have been elected and qualified.

    2. Such other business as may properly come before the meeting or any adjournment or postponement thereof.

RECORD DATE; VOTE REQUIRED

    The Board of Directors has fixed the close of business on March 30, 2001 as the record date for determination of the Company's stockholders entitled to notice of and to vote at the Annual Meeting.

    As of the record date, there were 108,276,299 shares of the Company's common stock outstanding, the holders of which are entitled to vote at the Annual Meeting. Holders of the Company's Class B common stock are not entitled to vote at the Annual Meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the total number of shares of common stock outstanding on the record date constitutes a quorum for the transaction of business at the meeting.

    As of the record date, the Company's directors and executive officers and their affiliates owned an aggregate of 48,601,506 outstanding shares of the Company's common stock or approximately 44.9% of the shares entitled to vote at the Annual Meeting.

SOLICITATION OF PROXIES

    The Company has retained the services of Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies from its stockholders. The fees to be paid to that firm for these services are not expected to exceed $8,000. In addition to solicitation by mail, the directors, officers and employees of the Company may solicit proxies from stockholders by telephone, facsimile, other electronic means or in person. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

    Proxies in the accompanying form are solicited on behalf and at the direction of the Board of Directors. All shares of common stock represented by properly executed proxies will be voted at the meeting in accordance with the instructions made on the proxies, unless the proxies have previously been revoked.

    Regarding the election of directors to serve until the Annual Meeting of Stockholders in 2004, in voting by proxy, stockholders may vote in favor of the election of all the nominees or withhold their votes as to all nominees or withhold their votes as to specific nominees. If authority to vote a proxy has not been withheld and no instruction is indicated, the shares will be voted FOR the election of the nominees for the Board of Directors. If any other matters are properly presented at the meeting for action, including a question of adjourning the meeting from time to time, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

    A stockholder executing and returning a proxy has the power to revoke it before it is exercised, and may do so by delivering a subsequently signed and dated proxy or other written notice to the Secretary of the Company at any time prior to the vote at the meeting or by appearing at the meeting and voting in person the shares to which the proxy relates. Any written notice revoking a proxy should be sent to the Company, attention: Robert C. Mendelson, Secretary. The mailing address of the Company's executive offices is 826 Broadway, Seventh Floor, New York, New York 10003.

    Directors will be elected by a plurality of the votes cast. Abstentions and broker non-votes will have no effect on the election of directors.

                                PROPOSAL NO. 1:
                             ELECTION OF DIRECTORS

    The Board of Directors is divided into three classes, with one class standing for election each year for a three-year term. The Board has nominated Mark F. Loehr, John H. N. Fisher and Gilbert C. Maurer for reelection as directors, each to hold office until the Annual Meeting of Stockholders in 2004 and until his successor is duly elected and qualified.

    If one or more of these nominees is not available to serve as a director at the time of the Annual Meeting (which the Board does not anticipate), the proxies will be voted for the election another person or persons designated by the Board, unless the Board, in its discretion, reduces the number of directors constituting the Board of Directors.

RECOMMENDATION OF THE BOARD OF DIRECTORS CONCERNING THE ELECTION OF DIRECTORS

    The Board of Directors recommends a vote FOR each of Mark F. Loehr, John H.
N. Fisher and Gilbert C. Maurer as directors to hold office until the Annual Meeting of Stockholders in 2004 and until their respective successors are duly elected and qualified. Proxies received by the Board of Directors will be so voted unless stockholders specify otherwise in their proxies.

                             NOMINEES FOR ELECTION

                                                                                         TERM TO
NOMINEE                                 AGE(1)    POSITION AND/OR PRINCIPAL OCCUPATION    EXPIRE
-------                                --------   -------------------------------------  --------
Mark F. Loehr........................     44      Chief Executive Officer of the           2004
                                                  Company

John H. N. Fisher....................     41      Managing Director, Draper Fisher         2004
                                                  Jurvetson

Gilbert C. Maurer....................     72      Director, The Hearst Corporation         2004

                              CONTINUING DIRECTORS

                                                                                             TERM
DIRECTOR                                 AGE(1)     POSITION AND/OR PRINCIPAL OCCUPATION   EXPIRES
--------                                --------   --------------------------------------  --------
Russell D. Crabs......................     43      President of the Company                  2002

Robert H. Lessin......................     46      Chairman of the Board of the Company      2002

Edward H. Fleischman..................     68      Senior Counsel to Linklaters              2002

William E. Ford.......................     37      Managing Member of General Atlantic       2002
                                                   Partners, LLC

Andrew D. Klein.......................     41      Chief Strategist and Director of          2003
                                                   International Development of the
                                                   Company

Christos M. Cotsakos..................     52      Chairman of the Board and Chief           2003
                                                   Executive Officer, E*TRADE Group, Inc.

Joseph R. Hardiman....................     63      Director, The Flag Investors Funds,       2003
                                                   The ISI Funds and The Nevis Fund

------------------------

(1) As of March 31, 2001.

BUSINESS EXPERIENCE

    NOMINEES FOR ELECTION--TERMS TO EXPIRE IN 2004

    MARK F. LOEHR, a director of the Company since 2000, is the Chief Executive Officer of the Company and has been employed by the Company since March 1999. He has served previously as the Co-President of the Company and Co-Head of Wit SoundView Corporation and Director of Investment Banking. Prior to that time, he spent a total of eight years with Smith Barney, from 1978 to 1983 and from 1994 to 1997, and two years with Salomon Smith Barney, from 1997 to 1999. He spent eleven years with CS First Boston, from 1983 to 1994. While at Smith Barney and, later, Salomon Smith Barney, he served as head of global equity sales and head of equity capital markets. While at CS First Boston, Mr. Loehr served as co-head of U.S. equity capital markets.

    JOHN H. N. FISHER, a director of the Company since 1998, is a Managing Director of Draper Fisher Jurvetson, a Redwood City, California venture capital firm providing start-up and early stage financing. On behalf of Draper Fisher Jurvetson, Mr. Fisher serves on the boards of Central, Convoy Corporation, Entegrity Solutions Corporation, Praxon Inc., Selectica Inc., Sonnet
Financial Inc., Transactor Networks Inc. and Webline Communications Corporation. Previously, Mr. Fisher was a venture capitalist at ABS Ventures. Prior to that, he was an investment banker at Alex. Brown & Sons and an account executive in the capital markets group at Bank of America.

    GILBERT C. MAURER, a director of the Company since 1998, had been employed since 1973 by The Hearst Corporation, one of the nation's largest private companies engaged in a broad range of publishing, broadcasting, cable networking and diversified communications activities. Most recently, he held the position of Chief Operating Officer from 1990 until his retirement in 1998. Previously, Mr. Maurer served as President of Hearst's magazines division for 14 years. Prior to joining Hearst, Mr. Maurer worked for 19 years with Cowles Communications, Inc. Mr. Maurer is currently a director of The Hearst Corporation.

    CONTINUING DIRECTORS

    RUSSELL D. CRABS is the President of the Company, having previously served as the Co-President of the Company and Co-Head of Wit SoundView Corporation. He became a director of the Company in February 2000 following the merger of SoundView Technology Group, Inc. with the Company. Mr. Crabs had been the President, Chief Executive Officer and director of research of SoundView from 1987. He also served on SoundView's Board of Directors and Operating Committee.

    ROBERT H. LESSIN, a director of the Company since 1998, is the Chairman of the Company. He was previously the Chief Executive Officer and Co-Chief Executive Officer of the Company. Before joining the Company in April 1998, he was Vice Chairman of Salomon Smith Barney, Inc. having previously been Vice Chairman of Smith Barney, Inc. from 1993 until its merger with Salomon Brothers in November 1997. He served as head of investment banking at Smith Barney from June 1993 to January 1997. Prior to joining Salomon Smith Barney, Mr. Lessin spent 16 years with Morgan Stanley & Co. in the position of managing director and was responsible for the firm's financial entrepreneurs, media and retailing groups. Mr. Lessin was also vice chairman of Morgan Stanley's investment banking operating committee and chairman of their strategic planning committee. Currently, he is a director of Marketwatch.com, Inc., iParty Corp., MaMaMedia Inc. and sixdegrees inc. and a manager of the general partner of Dawntreader Funds I and II, venture capital funds.

    EDWARD H. FLEISCHMAN, a director of the Company since 1998, has served as senior counsel to the London based international law firm of Linklaters since 1994, where he specializes in securities and financing law and related areas. Mr. Fleischman served as a Commissioner of the Securities and Exchange Commission from 1986 to 1992. Prior to that, he practiced law for 27 years at Beekman & Bogue in New York.

    WILLIAM E. FORD, 37, became a director of the Company in October 2000 following the acquisition of E*OFFERING and the Strategic Alliance with E*TRADE. He is a Managing Member of General Atlantic Partners, LLC, a private equity firm that invests globally in software, services and related information technology companies, and has been with General Atlantic since 1991. Mr. Ford also serves as a director of LHS Group, Inc., E*TRADE Group, Inc., Priceline.com Incorporated, Tickets.com, Inc. and Quintiles Transnational Corp.

    ANDREW D. KLEIN, a director of the Company since 1996, is the Chief Strategist and Director of International Development of the Company. He has been with the Company since its inception in April 1996. Previously, in January 1993 Mr. Klein founded Spring Street Brewing Company, a microbrewery which two years later became the first company to complete a public offering over the Internet and, in March 1996, created the first ever Web-based trading mechanism allowing investors to buy and sell Spring Street shares. Prior to starting Spring Street Brewing, Mr. Klein practiced corporate and securities law at Cravath, Swaine & Moore for six years. In 1997 Mr. Klein was the subject of a civil order of The Commonwealth of Massachusetts alleging that he and Spring Street used its Web site to gather names of potential investors and then mailed an unregistered private placement memorandum to these persons in violation of the Massachusetts securities laws. While neither admitting nor denying that the violations occurred, Mr. Klein agreed to offer a refund to six investors and paid a fine of $3,000.

    CHRISTOS M. COTSAKOS, 52, is Chairman of the Board and Chief Executive Officer of E*TRADE Group, Inc. Mr. Cotsakos became a director of the Company in October 2000 following the acquisition of E*OFFERING and the Strategic Alliance with E*TRADE. He joined E*TRADE in March 1996 as President and Chief Executive Officer. Prior to being recruited to E*TRADE, he spent five years at the A.C. Nielsen Company in various senior executive positions which culminated in his position as global Co-Chief Executive Officer, Chief Operating Officer, President and a director from March 1995 to January 1996. Mr. Cotsakos was recruited to Nielsen after 19 years with the Federal Express Corporation, where he held a number of senior executive positions. Mr. Cotsakos is a national best-selling author with his recently published book, "IT'S YOUR MONEY."
Mr. Cotsakos is co-chair of the Vietnam Veterans Memorial Fund. Mr. Cotsakos serves as a director of FOX Entertainment Group, Inc., Digital Island, Inc., Webvan Group, Inc., and Official Payments Corporation. A decorated Vietnam Veteran, he received a BA from William Paterson University, an MBA from Pepperdine University and is currently completing a Ph.D. in economics at the Management School, University of London. Mr. Cotsakos has received several industry and visionary awards during his tenure at E*TRADE, A.C. Nielsen and Federal Express.

    JOSEPH R. HARDIMAN, a director of the Company since 1998, served as the President and Chief Executive Officer of the National Association of Securities Dealers, Inc. and its wholly owned subsidiary, the Nasdaq Stock Market, Inc., from 1987 through January 1997. Previously, he was a Managing Director, the Chief Operating Officer and a member of the Board of Directors of Alex. Brown & Sons. Mr. Hardiman serves as a director of The Flag Investors Funds, The ISI Funds and The Nevis Fund.

    Steven Gluckstern, who became a director in 1999, resigned from the Board in February 2001.

COMMITTEES OF THE BOARD

    The Board of Directors has established an Audit Committee, the members of which are Edward H. Fleischman, Joseph R. Hardiman and Gilbert Mauer. The Board of Directors has also established a Compensation Committee, the members of which are John H. N. Fisher, William E. Ford, and Gilbert C. Maurer.

    The Audit Committee is responsible for recommending to the Board of Directors the engagement of the independent auditors and reviewing with the independent auditors the scope and results of audits, the internal accounting controls, audit practices and the professional services furnished by the independent auditors. The Compensation Committee is responsible for reviewing and approving all compensation arrangements for the executive officers, and its subcommittee is responsible for administering the Stock Incentive Plan.

    In 2000 the Board of Directors held 14 meetings, the Audit Committee held 4 meetings and the Compensation Committee held 6 meetings.

SPECIAL ADVISORY BOARD

    The Company no longer has a Special Advisory Board. During 2000, when the Special Advisory Board was still in existence, its members received $2,500 for each board meeting they attended, not to exceed $10,000 in a year. The two members of the Special Advisory Board were each granted 5,000 options at an exercise price of $11.25 per share expiring on April 19, 2010. These options vest quarterly over 4 years from the date of grant. They expire as to the unvested portion upon the termination of the grantee's service as a member of the Special Advisory Board and as to vested portions 90 days after that termination.

GOLDMAN SACHS OBSERVER

    An affiliate of Goldman Sachs which owns all outstanding shares of the Company's non-voting Class B Common Stock has appointed a non-voting observer, Joseph Gleberman, to attend meetings of the Board of Directors.

COMPENSATION OF DIRECTORS

    In April 2000, the Company adopted a compensation plan for non-employee directors who attend meetings in person and are not directors appointed pursuant to contractual arrangements. Each director is paid $5,000 for each board meeting attended, not to exceed $20,000 in a year. Directors are not paid separately for attending committee meetings. In April 2000, the Company also adopted a compensation plan whereby new board members will receive options to purchase 30,000 shares. In addition, each year, existing board members will receive options to purchase 10,000 shares.

    The Company has granted certain non-employee directors options to purchase common stock. The non-employee directors designated by the Company's venture capital or strategic investors do not receive any compensation from the Company.

    The following non-employee members of the Board of Directors have received the respective numbers of stock options indicated below as of December 31, 2000.

                                                NUMBER OF
                                          SECURITIES UNDERLYING   EXERCISE   EXPIRATION
NAME                                         OPTIONS GRANTED       PRICE        DATE
----                                      ---------------------   --------   ----------
Edward H. Fleischman....................         35,000            $1.43      11/11/08
                                                 17,500             2.14       3/17/09
                                                 10,000            11.25       4/19/10
Joseph R. Hardiman......................         35,000             1.43      11/11/08
                                                 17,500             2.14       3/17/09
                                                 10,000            11.25       4/19/10
Gilbert C. Maurer.......................         35,000             1.43      11/11/08
                                                 17,500             2.14       3/17/09
                                                 10,000            11.25       4/19/10

                           MANAGEMENT OF THE COMPANY

    The following table lists the Company's executive officers as of April 6, 2001.

NAME                    AGE(1)                               TITLE
----                   --------   ------------------------------------------------------------
Robert H. Lessin.....     46      Chairman
Andrew D. Klein......     41      Chief Strategist and Director of International Development
Mark F. Loehr........     44      Chief Executive Officer
Russell D. Crabs.....     43      President
Curtis L. Snyder.....     39      Senior Vice President and Chief Financial Officer
John W. Palmer.......     48      Senior Vice President and Chief Information Officer
Brian Bristol........     49      Head of Investment Banking
Elizabeth Schimel....     47      Senior Vice President and Director of Business Development
Daniel DeWolf........     43      Senior Vice President and Director of Venture Capital Fund
                                  Group
Lloyd H. Feller......     58      Senior Vice President and Co-General Counsel
Robert C.                 50      Senior Vice President and Co-General Counsel
  Mendelson..........

    The following discussion sets forth information regarding the Company's executive officers. Information regarding those executive officers of the Company who are also directors is set forth under "Proposal No. 1 Election of Directors--Business Experience."

    Curtis L. Snyder, Senior Vice President and Chief Financial Officer, joined the Company in January 2000 upon the merger with SoundView Technology
Group, Inc. Mr. Snyder had been Chief Operating Officer and Chief Financial Officer of SoundView since 1997. Prior to joining SoundView, Mr. Snyder was at Warburg Dillon Read where he was managing director of equity management. He began his career as a CPA with Deloitte & Touche, providing specialized accounting and consulting services to clients in the securities industry.

    John W. Palmer, Senior Vice President and Chief Information Officer, joined the Company in February 2000. Prior to joining the Company, Mr. Palmer was Chief Information Officer of NSCC from 1996 to 2000 and prior to that Mr. Palmer was a partner at Bear Hunter, LLC.

    Brian T. Bristol, Senior Vice President and Head of Investment Banking, joined the Company in January 2000 upon the merger with SoundView Technology Group, Inc. Mr. Bristol had been with SoundView since 1991 serving as a managing director and head of corporate finance. Prior to that, Mr. Bristol was at Salomon Brothers where he was a director and co-head of the Technology and Aerospace /Defense Group in investment banking. Previously Mr. Bristol was vice president of the Technology Group at First Boston's investment banking unit.

    Elizabeth Schimel, Senior Vice President and Director of Business Development, joined the Company in August 1999. Prior to joining the Company and for the past five years, Ms. Schimel worked for BMG Entertainment in several different positions. Most recently, she served as vice president and general manager at GetMusic.com, a joint venture between Bertlesmann A.G. and Universal Music Group, where she was responsible for creating and rolling-out the company's online presence. Prior to joining BMG, Ms. Schimel was director of electronic media development and director of marketing for the electronic publishing division of Bantam Doubleday Dell (now Random House), a division of Bertlesmann. Ms. Schimel also worked in international finance and mergers and acquisitions for Paine Webber Inc. and Banque Indosuez in New York and Hong Kong.

    Daniel DeWolf, Senior Vice President and Director of the Venture Capital Fund group, joined the Company in October 1999. Mr. DeWolf was previously a managing director of Dawntreader Fund I, L.P. He practiced corporate and securities law with the law firm of Camhy Karlinsky & Stein LLP in New York from 1994 until he joined the Company. Prior to 1994, Mr. DeWolf was general counsel for SMR Energy, Inc., an independent oil and gas company. From 1982 to 1984 and 1986 to 1990, Mr. DeWolf was affiliated with the law firm of Shea & Gould in New York City. From 1984 to 1986, Mr. DeWolf was an associate at the law firm of Pettit and Martin in San Francisco, California.

    Lloyd H. Feller, Senior Vice President and Co-General Counsel, joined the Company in 1999. Previously, he was a partner at Morgan, Lewis & Bockius LLP. Before joining Morgan, Lewis & Bockius LLP in 1979, Mr. Feller served at the SEC as the Associate Director of the Division of Market Regulation in charge of the Office of Market Structure and Trading Practices. Mr. Feller is a member of the NASD's Legal Advisory Board, the E-Brokerage Committee of NASD Regulation and the Market Operations Review Committee of the NASDAQ Stock Market.

    Robert C. Mendelson, Senior Vice President and Co-General Counsel, joined the Company in 1999. Previously, he was a partner at Morgan, Lewis & Bockius LLP. Mr. Mendelson is a member of the NASD's Corporate Finance Committee.
Mr. Mendelson was a member of the Legal Advisory Board of the NASD and formerly chaired the Market Transaction Advisory Committee created by the SEC.

                             EXECUTIVE COMPENSATION

    The following table sets forth the salaries, and to the extent determinable, the bonuses that the Company paid its co-chief executive officers and the other four most highly compensated executive officers during 2000. The Company has also indicated, where applicable, the compensation paid to these persons during 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                               LONG TERM
                                                                                             COMPENSATION
                                                        ANNUAL COMPENSATION            -------------------------
                                                ------------------------------------   SECURITIES
                                                                        OTHER ANNUAL   UNDERLYING    ALL OTHER
NAME AND PRINCIPAL POSITION            YEAR      SALARY      BONUS      COMPENSATION    OPTIONS     COMPENSATION
---------------------------          --------   --------   ----------   ------------   ----------   ------------
Robert H. Lessin...................    2000     $300,000   $4,000,000    $2,000,000(1) 1,500,000           --(2)
  Chairman(1)                          1999      208,332    1,374,742            --      200,000           --

Ronald Readmond....................    2000      300,000    2,250,000            --           --           --
  President and co-chief executive     1999      250,000      600,000            --      200,000      250,000(4)
  officer (3)

Mark F. Loehr......................    2000      200,000    2,500,000            --    1,350,000           --
  Chief Executive Officer              1999      179,615      650,000            --      100,000           --

Russell D. Crabs...................    2000      200,000    2,300,000            --    1,350,000           --
  President (5)                        1999           --           --            --           --           --

Brian T. Bristol...................    2000      200,000    1,806,667            --      650,000           --
  Head of Investment Banking (6)       1999           --           --            --           --           --

Andrew D. Klein....................    2000      250,000    1,050,000            --      100,000           --
  Chief Strategist and Director of     1999      228,333      350,000            --      150,000           --
  International Development

--------------------------

(1) Under the terms of his employment agreement, Mr. Lessin received a $2,000,000 payment on the first anniversary of the Company's initial public offering. Mr. Lessin is entitled to receive additional payments of $2,000,000 and $1,000,000 on the second year and 30 month anniversaries of the Company's initial public offering, respectively.

(2) Mr. Lessin is also entitled to 5% to 7.5% of the profits in the Dawntreader II Funds which are venture capital funds to which a subsidiary of the Company is advisor.

(3) Mr. Readmond's employment terminated January 2, 2001.

(4) Represents expense reimbursement.

(5) In addition to the amounts set forth in the table, during 2000 Mr. Crabs received cash payments totaling $3,300,000 in connection with his employment at SoundView prior to the merger.

(6) In addition to the amounts set forth in the table, during 2000 Mr. Bristol received cash payments totaling $1,750,000 in connection with his employment at SoundView prior to the merger.

STOCK OPTIONS

    OPTION GRANTS. The following table sets forth information regarding stock options granted under the Company's stock option plans in 2000 to the co-chief executive officers and the other four most highly compensated executive officers during 2000. The Company has never granted stock appreciation rights.

                                                          OPTION GRANTS FOR THE YEAR ENDED
                                                                 DECEMBER 31, 2000
                        ----------------------------------------------------------------------------------------------------
                                                                 INDIVIDUAL GRANTS
                        ----------------------------------------------------------------------------------------------------
                                                                                                      POTENTIAL REALIZABLE
                                                 PERCENTAGE OF                                          VALUE AT ASSUMED
                                                 TOTAL OPTIONS                                        ANNUAL RATES OF STOCK
                                                  GRANTED TO                                         PRICE APPRECIATION FOR
                        NUMBER OF SECURITIES   EMPLOYEES (NET OF                                        OPTION TERMS (4)
                         UNDERLYING OPTIONS     FORFEITURES) IN     EXERCISE OR BASE    EXPIRATION   -----------------------
                            GRANTED (1)            2000 (2)        PRICE ($/SHARE)(3)      DATE          5%          10%
                        --------------------   -----------------   ------------------   ----------   ----------   ----------
Robert H. Lessin......       1,000,000                3.7%                $5.31          1/24/11     $3,339,430   $8,462,772
                               500,000                1.8                  9.03          7/24/10      2,839,774    7,196,544

Ronald Readmond.......              --                 --                    --               --             --           --

Mark F. Loehr.........       1,000,000                3.7                  5.31          1/24/11      3,339,430    8,462,772
                               350,000                1.3                  9.03          7/24/10      1,987,842    5,037,581

Russell D. Crabs......       1,000,000                3.7                  5.31          1/24/11      3,339,430    8,462,772
                               350,000                1.3                  9.03          7/24/10      1,987,842    5,037,581

Brian T. Bristol......         600,000                2.2                  5.31          1/24/11      2,003,658    5,077,663
                                50,000                0.2                  9.03          7/24/10        283,977      719,654

Andrew D. Klein.......         100,000                0.4                  9.03          7/24/10        567,955    1,439,309

--------------------------

(1) The options were granted under the Company's Stock Incentive Plan.

(2) Based on an aggregate of 27,385,356 options granted (net of forfeitures) to employees for fiscal 2000, including options granted to the other four most highly compensated executive officers.

(3) The exercise price per share of each option was equal to the fair market value of the common stock on the date of the grant on the basis of the closing price at the end of the Nasdaq primary trading session.

(4) Amounts represent hypothetical values that could be achieved for the respective options if exercised at the end of the option term. These values are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date based on the market price of the underlying securities on the date of the grant. These assumptions are not intended to forecast future appreciation of the Company's stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

    OPTION VALUES.

    The following table sets forth information concerning the value at December 31, 2000 of exercisable and unexercisable options held by the co-chief executive officers and the other four most highly compensated executive officers of the Company during 2000. The values of unexercised in-the-money options represent the positive spread between the respective exercise prices of outstanding stock options and the price of the options at December 31, 2000.

                       OPTION VALUES AT DECEMBER 31, 2000

                                          NUMBER OF
                                    SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                     UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                 ---------------------------   ---------------------------
                                 EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                 -----------   -------------   -----------   -------------
Robert H. Lessin...............     81,250        618,750        $    --        $    --
Ronald Readmond................     70,000             --        151,480             --
Mark F. Loehr..................     46,875        403,125             --             --
Russell D. Crabs...............    370,745        626,127        828,818        620,870
Brian T. Bristol...............    169,300        127,621        430,174        178,619
Andrew D. Klein................     25,000        225,000             --             --

EMPLOYMENT AGREEMENTS

    ROBERT H. LESSIN. Mr. Lessin has an employment agreement with the Company to serve as Chairman. This agreement expires on December 31, 2001. During the term of this agreement, Mr. Lessin is entitled to receive a minimum annual base salary of $250,000, subject to annual increases by the Board. Currently, the Board has set Mr. Lessin's annual base salary at $300,000. Mr. Lessin is entitled to participate in the Company's Annual Bonus Plan. He is also entitled to participate in the Company's 401(k) Plan, its Stock Incentive Plan and any other employee benefits provided to senior executives.

    The Company has extended to Mr. Lessin an interest-bearing loan in the amount of $5,750,000 with which he purchased 4,025,000 shares of common stock at $1.43 per share. He is personally liable for all interest due on the loan and is similarly liable for up to one-half of the principal amount of the loan. This loan is secured by the shares he purchased. In the event Mr. Lessin ceases to be employed by the Company, the Company has the right to repurchase his unvested shares at the lower of their fair market value or $1.43 per share. A total of 3,801,388 shares were vested as of March 31, 2001 and the remaining 223,612 vested on April 1, 2001. Mr. Lessin's loan becomes due and payable if his employment terminates or if he disposes of the shares. Mr. Lessin also has "piggyback" and demand registration rights relating to the shares.

    In addition to the other compensation due under his employment agreement, in June 2001 and December 2001, Mr. Lessin will be entitled to cash payments of $2 million and $1 million, respectively. If the Company is sold, Mr. Lessin will be entitled to a payment of up to $3 million less any of the aforementioned payments he previously received. He will not be entitled, however, to these payments if he violates his non-competition agreement or is not employed by the Company at the time of the sale. This does not apply if his employment is terminated by the Company for any reason other than for "cause," disability, death or by him for "good reason."

    Mr. Lessin has agreed, during the term of his employment or until March 31, 2001, not to own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, or lender with, or be compensated by an entity that is an NASD registered broker-dealer, or that provides financial advisory services or engages in capital raising activities. Mr. Lessin has the right to engage in financial advisory or capital raising activities only through an entity in which he is an investor or director, so long as any fee payable in connection with such activities is pursuant to an arrangement for which registration as a broker-dealer is not required. He may participate in certain venture capital activities so long as they do not violate other terms of his employment agreement.

    RONALD READMOND. Mr. Readmond had an employment agreement with the Company to serve as Co-Chief Executive Officer. This agreement was modified in June 2000 when Mr. Readmond resigned as President and Co-Chief Executive Officer effective June 5, 2000, and agreed to resign as a Director after our October 16, 2000 Board Meeting and as an employee of the Company on January 2, 2001. In connection with Mr. Readmond's separation from the Company, a total of 437,500 options and shares of restricted stock that were scheduled to vest during 2000 were vested immediately and the maturity of his partial recourse note was modified so that its maturity did not accelerate upon his leaving the Company and was fixed at March 31, 2003 or earlier upon Mr. Readmond's disposition of the shares. Further, a total of 262,500 options and shares of restricted stock that were scheduled to vest at the end of March, June and September 2001 were accelerated to vest on January 2, 2001. The grant made on December 20, 1999 to Mr. Readmond of options to purchase 200,000 shares at $17.063 of the Company was cancelled. The Company also agreed with Mr. Readmond that he would receive a bonus for 2000 as if he were Co-CEO for the entire year.

    The Company has extended to Mr. Readmond an interest-bearing loan in the amount of $2,787,500 in connection with his purchase of 1,561,000 shares of common stock by exercising all vested and unvested options, other than incentive stock options, previously held by him. He is personally liable for all interest due on the loan and is similarly liable for up to one-half of the principal amount of the loan. This loan is secured by the shares he purchased.
Mr. Readmond's loan becomes due and payable on March 31, 2003 or earlier upon Mr. Readmond's disposition of the shares.

    MARK LOEHR. Mr. Loehr's employment agreement with the Company expires on March 7, 2002, unless either party elects to terminate the agreement earlier upon 90 days' notice. Under the agreement, Mr. Loehr is entitled to a minimum annual base salary of $200,000, subject to annual increases by the Board. If his employment is terminated by the Company without "cause," (specifically excluding, however, a termination due to his death or disability) or by him for "good reason," the Company will continue to pay him his base salary through the end of the contractual employment period. If his employment is terminated by the Company for "cause," by him without "good reason" or if he dies or becomes disabled, the Company must pay him a lump sum cash payment equal to the sum of his unpaid base salary earned to the termination date. Mr. Loehr is entitled to participate in the Company's Annual Bonus Plan. He is also entitled to participate in the Company's 401(k) Plan, the Stock Incentive Plan and any other employee benefits provided to senior executives.

    The Company has extended to Mr. Loehr an interest-bearing loan in the amount of $1,875,000 with which he purchased 875,000 shares of common stock at $2.14 per share. He is personally liable for all interest due on the loan and is similarly liable for one-half of the principal amounts of the loan. This loan is secured by the shares he purchased. In the event that Mr. Loehr violates his non-competition agreement or ceases to be employed by the Company, the Company has the right to repurchase his unvested shares at the lower of their fair market value or $2.14 per share. If Mr. Loehr's employment is terminated by the Company without "cause," or by him for "good reason," or if he dies or is disabled, the Company will not have the right to repurchase these shares. A total of 437,500 shares are vested as of March 31, 2001 and the remainder will vest at the rate of 54,688 shares per quarter until March 31, 2003. In addition, Mr. Loehr's loan becomes due and payable if his employment terminates or if he disposes of the shares. Mr. Loehr also has registration rights relating to the shares.

    Mr. Loehr is also a party to the Company's Employee Non-Disclosure, Non-Competition and Assignment of Inventions Agreement. He has agreed not to reveal any confidential information belonging to the Company, except as may be required in the course of performing his duties as the Company's employee. He has also agreed to assign to the Company any rights which he may have with respect to inventions, software programs, data or other developments created or discovered during his employment term. Mr. Loehr agrees that while he is employed by the Company and for one year after his termination, he will not compete with any of its businesses or solicit any of the Company's employees, customers or suppliers.

    RUSSELL CRABS' employment agreement with the Company expires on February 28, 2003, unless either party elects to terminate the agreement earlier upon 90 days' notice. Under the agreement, Mr. Crabs is entitled to a minimum annual base salary of $200,000, subject to annual increases by the Board (or a committee of the Board), and a guaranteed bonus of at least $550,000 for the periods ending December 31, 2001 and 2002. If his employment is terminated by the Company without "cause," (specifically excluding, however, a termination due to his death or disability) or by him for "good reason," the Company will continue to pay him his base salary and any unpaid guaranteed bonus through the end of the contractual employment period. However, if his employment is terminated by the Company for "cause," by him without "good reason" or if he dies or becomes disabled, the Company must pay him a lump sum cash payment equal to the sum of his unpaid base salary earned to the termination date and unpaid guaranteed bonus accrued through the date of termination. Mr. Crabs' is entitled to participate in the Company's annual bonus plan for executives. He is also entitled to participate in the Company's 401(k) Plan, the Stock Incentive Plan and any other employee benefits provided to senior executives.

    BRIAN BRISTOL'S employment agreement with the Company expires on February 28, 2003, unless either party elects to terminate the agreement earlier upon 90 days' notice. Under the agreement, Mr. Bristol is entitled to a minimum annual base salary of $200,000, subject to annual increases by the Board (or a committee of the Board), and a guaranteed bonus of at least $550,000 for the periods ending December 31, 2001 and 2002. If his employment is terminated by the Company without "cause," (specifically excluding, however, a termination due to his death or disability) or by him for "good reason," the Company will continue to pay him his base salary and any unpaid guaranteed bonus through the end of the contractual employment period. However, if his employment is terminated by the Company for "cause," by him without "good reason" or if he dies or becomes disabled, the Company must pay him a lump sum cash payment equal to the sum of his unpaid base salary earned to the termination date and unpaid guaranteed bonus accrued through the date of termination. Mr. Bristol is entitled to participate in the Company's annual bonus plan for executives. He is also entitled to participate in the Company's 401(k) Plan, the Stock Incentive Plan and any other employee benefits provided to senior executives.

    ANDREW KLEIN's employment agreement with the Company expires on December 31, 2001. Under the agreement, Mr. Klein is entitled to a minimum annual base salary of $250,000, subject to annual increases by the Board. If his employment is terminated by the Company without "cause," (specifically excluding, however, a termination due to his death or disability) or by him for "good reason," the Company will continue to pay him his base salary through the end of the contractual employment period. However, if his employment is terminated by the Company for "cause," by him without "good reason" or if he dies or becomes disabled, the Company must pay him a lump sum cash payment equal to the sum of his unpaid base salary earned to the termination date. Mr. Klein is entitled to participate in the Company's annual bonus plan for executives. He is also entitled to participate in the Company's 401(k) Plan, the Stock Incentive Plan and any other employee benefits provided to senior executives.

    NON-DISCLOSURE AND NON-COMPETITION AGREEMENTS

    Messrs. Lessin, Loehr, Readmond and Klein are also each a party to the Company's Employee Non-Disclosure, Non-Competition and Assignment of Inventions Agreement, under which each has agreed not to reveal any confidential information belonging to the Company, except as may be required in the course of performing his duties as the Company's employee. Each individual has also agreed to assign to the Company any rights that he may have with respect to inventions, software programs, data or other developments created or discovered during his employment term. In addition, each has agreed that while he is employed by the Company and for one year after his termination, he will not compete with any of its businesses or solicit any of the Company's employees, customers or suppliers.

EMPLOYEE BENEFIT PLANS

    STOCK INCENTIVE PLAN

    The Company has a Stock Incentive Plan which permits the Company to grant stock and stock-based awards to the Company's employees, officers, directors and consultants, including stock options, stock appreciation rights, restricted and unrestricted stock, phantom stock awards, performance awards, convertible debentures and other stock and cash awards. The purpose of the plan is to promote the Company's long-term growth and profitability by providing the people with incentives to improve stockholder value and contribute to the Company's growth and financial success. The awards also enable the Company to attract, retain and reward the best available people for positions of substantial responsibility. As part of the Company's merger with SoundView Technology
Group, Inc. on January 31, 2000, the Company adopted SoundView's Stock Option Plan, although no additional options to purchase shares of the Company's common stock will be granted under SoundView's Plan. As part of the Company's merger with E*OFFERING Corp. on October 16, 2000, the Company adopted E*OFFERING's Stock Option Plans, although no additional options to purchase shares of the Company's common stock will be granted under E*OFFERING's Plans. Under the Stock Incentive Plan, the Company is authorized to issue up to 47,350,000 shares of common stock.

    The Company tracks all outstanding option and restricted stock grants on a combined basis. As of March 31, 2001, a total of 830 current and former employees and consultants hold options to purchase 42,136,253 shares of the Company's common stock, of which the options are vested with respect to 9,284,509 shares. As of March 31, 2001, a total of 87 current and former employees hold 1,692,073 shares of common stock as a result of restricted stock awards, granted under the Company's Stock Incentive Plan.

    The Compensation Committee of the Board of Directors administers the Stock Incentive Plan. The Compensation Committee has authority to take all actions necessary to carry out the purpose of the plan, including the authority to select the participants, to determine the sizes and types of the awards to grant, to establish the terms and conditions of the awards, and to modify outstanding awards.

    ANNUAL BONUS PLAN

    The Company has an annual bonus plan for its executives and employees. Under the plan performance-based bonuses are awarded to executive officers and key executives as incentives for the participants to contribute to the Company's growth and profitability. The Compensation Committee of the Board administers the plan. Each year, the Compensation Committee determines the amount of the bonus pool from which the bonuses will be paid. The bonus pool is determined based on a formula adopted by the Compensation Committee and takes into account one or more of the following measures of the Company's financial performance:
(a) pre-tax or after-tax return on equity; (b) earnings per share; (c) pre-tax or after-tax net income; (d) pre-tax operating income; (e) net revenues;
(f) profits before taxes; (g) book value per share; (h) market price per share and (i) earnings available to common stockholders. The Compensation Committee determines the percentage of the bonus pool payable to each participant, subject to adjustment based on achievement of individual, group or corporate performance goals. The Company will pay the bonuses in cash, stock or stock-based awards under the Stock Incentive Plan, or in any combination of these methods.

    401(K) PLAN

    The Company maintains a Retirement Savings Plan pursuant to section 401(k) of the Internal Revenue Code. Under the Plan, an employee may contribute at least 1% but not more than 20% of his or her pre-tax gross compensation. These contributions cannot exceed a statutorily prescribed annual limit ($10,500 for plan year 2000). In July 2000, following the closing of the merger with SoundView, the SoundView 401k and Profit Sharing Plan was merged into the Company's Plan. At that time the Plan was amended to include a matching contribution feature similar to that of the SoundView Plan. Under this feature, the Company matches each employee's contribution up to an amount representing 2% of the first $50,000 of the employee's base compensation during the year. All matching contributions are vested after one year or 1,000 service hours.

    Total matching contributions during 2000 were $108,000, including $33,600 contributed to the SoundView Plan from the date of acquisition through the merger of the plans.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    The Company believes that, during 2000, all filing requirements under
Section 16(a) of the Securities Exchange Act of 1934, as amended, applicable to its officers, directors and greater than ten percent Stockholders were complied with on a timely basis.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During 2000, the Compensation Committee of the Board of Directors consisted of John H.N. Fisher, Steven M. Gluckstern, Gilbert C. Maurer, (and, until
June 5, 2000, the Company's then Co-Chief Executive Officer, Ronald W.
Readmond).

    As described above under Employment Agreements, in connection with Mr. Readmond's resignation from the Company, the Company agreed that he would receive a bonus for 2000 as if he had been Co-Chief Executive Officer for the entire year, accelerated the vesting of option and restricted stock grants made to Mr. Readmond and modified terms of the partial recourse interest-bearing loan it made to Mr. Readmond. The loan, in the amount of $2,787,500, was made in connection with his purchase of 1,561,000 shares of common stock. He is personally liable for all interest due on the loan and is similarly liable for up to one-half of the principal amount of the loan. This loan is secured by the shares he purchased. Mr. Readmond's loan becomes due and payable on March 31, 2003 or earlier if he disposes of the shares.

    THE FOLLOWING REPORTS OF THE COMPENSATION COMMITTEE AND THE AUDIT COMMITTEE AND THE PERFORMANCE GRAPH THAT APPEARS IMMEDIATELY AFTER SUCH REPORT SHOULD NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

                      REPORT OF THE COMPENSATION COMMITTEE

    The Compensation Committee of the Board of Directors during 2000 was composed of three non-employee directors, John H. N. Fisher, Steven M. Gluckstern and Gilbert C. Maurer, and until his resignation in June 2000, Ronald
W. Readmond. At present, the Compensation Committee is composed of John H. N. Fisher, Gilbert C. Maurer and William E. Ford.

    The Compensation Committee is responsible for reviewing and approving all compensation of the Company's executive officers. The Compensation Committee reviews the compensation of the Company's executive officers on an ongoing basis and develops plans that are designed to support arrangements for the Company's business strategies, reflect the competitive environment in which it competes, and provide cost and tax-effective forms of remuneration.

TOTAL COMPENSATION STRATEGY

    OVERVIEW

    The Company believes strongly in pay-for-performance and has developed compensation policies to reflect this:

    - To attract and retain the best qualified and most talented executives available to lead the Company in the creation of stockholder value,

    - To motivate and reward annual and long-term results achieved for stockholders based on corporate, business unit and individual performance,

    - To align management's interests with stockholders, by increasing executive ownership of the Company's common stock, and

    - To pay competitive salaries as measured against other companies in the industry.

    In implementing these policies, the Compensation Committee has taken a total compensation approach. The three elements of total compensation for executive officers are base salary, cash bonus and stock options. The Compensation Committee has devised a compensation mix of cash and stock that provides executive officers with a powerful incentive to achieve the Company's strategic objectives and to maximize long-term stockholder value.

    BASE SALARIES

    This is the only fixed portion of the executive officer's annual compensation. All other compensation components are at risk and based on performance, except for those executive officers with a guaranteed minimum bonus. Executive officer base salaries are reviewed and may be adjusted periodically based on factors determined by the Compensation Committee at the time of review.

    ANNUAL CASH INCENTIVE COMPENSATION

    Annual cash incentives are based on annual revenues and operating income improvement so that significant focus is on Company growth and on profitability.

    APPROVAL PROCESS

    Consistent with the Company's policies, the Compensation Committee assesses the performance of the chief executive officer and all other executive officers and recommends the annual cash incentive amounts and stock option awards for these individuals to the Board of Directors for approval.

    The Compensation Committee retains the discretion to adjust awards for each executive officer based on an assessment of each executive's performance. As part of this assessment, the Compensation Committee considers various quantitative as well as qualitative factors without assigning specific quantifiable or relative weights. Performance factors taken into consideration include, but are not limited to, strategic planning, quality of client service, market share, corporate reputation, financial results, compliance and risk control, management development, workforce diversity, technology and innovation.

    COMPETITIVE BENCHMARKING

    The Compensation Committee evaluates performance and progress relative to the achievement of strategic business objectives, year-over-year results, and results over multiple years. Further, the Compensation Committee will assess whether external economic and business conditions may produce results that are unrelated to management performance. As part of this evaluation, the Compensation Committee also considers competitive performance and pay levels based on a peer group of financial services and technology based professional service companies selected and surveyed by a third-party compensation consulting firm. This peer group represents the marketplace in which the Company competes for talent. The Compensation Committee's philosophy is to position the Company's compensation between the median and the 75th percentile of the peer group based upon performance, with the opportunity for total compensation and individual compensation to rise above this level upon achievement of exceptional results.

2000 COMPENSATION PLANS

    Based on the above assessment, executive officer compensation is determined and administered by the Compensation Committee on the basis of total compensation. Therefore, the total compensation program established by the compensation committee is comprehensive and integrates all components including salary, annual cash, and stock option awards.

    SALARY

    Salaries are reviewed periodically by the Compensation Committee for appropriateness and adjusted periodically in its judgment, based primarily on each individual executive officer's performance and responsibility level as well as competitive salary levels for similar positions at peer companies. The salaries of several executive officers were increased from 1999 levels.

    AWARDS UNDER ANNUAL BONUS PLAN

    Under the Annual Bonus Plan, bonuses are paid to executive officers and key executives as an incentive for the executives to contribute to the Company's growth and profitability. Each year, the Compensation Committee determines the amount of the bonus pool from which the bonuses will be paid. The bonus pool is determined based on a formula, as adopted at the Compensation Committee's discretion, which takes into account one or more of the following measures of our financial performance: (a) pre-tax or after-tax return on equity;
(b) earnings per share; (c) pre-tax or after-tax net income; (d) pre-tax operating income; (e) net revenues; (f) profits before taxes; (g) book value per share; (h) market price per share and (i) earnings available to common stockholders. The Compensation Committee determines the percentage of the bonus pool payable to each executive, subject to adjustment based on achievement of individual, group or corporate performance goals.

    STOCK INCENTIVE PLAN

    A subcommittee of the Compensation Committee, comprised of the non-employee members of the Compensation Committee, made stock option grants under the Stock Incentive Plan to executive officers to continue to link a major portion of executive officers' compensation and financial interests to the performance of the Company's common stock. The size of such annual grants reflects the subcommittee's judgment as to the individual executive officer's current and future role in the Company's growth and profitability of its business units and to the creation of long-term shareholder value.

    CHIEF EXECUTIVE OFFICER COMPENSATION

    The same criteria described above is applied in assessing the performance and determining the compensation of the co-chief executive officers, who participate in the Company's compensation plans on the same basis as all other executive officers.

    The Compensation Committee, in setting their compensation, has taken into account that 2000 was a difficult and turbulent business environment for the company and many of its competitors. Factors considered by the Compensation Committee include the successful merger integration with SoundView and the successful negotiations in connection with the E*TRADE agreement and the related integration with E*OFFERING. The Compensation Committee believes that the Company has performed exceptionally well and is well positioned with high potential for future growth and profitability when the business environment stabilizes.

    In 2000, Mr. Lessin's base salary was increased to $300,000. He also received an annual cash incentive award of $4,000,000 in 2000, and, under the terms of his employment contract, a $2,000,000 payment on the one-year anniversary of the Company's IPO. In 2000, Mr. Lessin received stock option grants totaling of 1,500,000 shares. On March 1, 1999, Mr. Lessin began receiving $250,000 base salary from the Company. Prior to April 1, 1999, Mr. Lessin received 50% of fees generated on advisory agreements brought to the Company which totaled $774,741 for 1999. In 1999 he also received an annual cash incentive award of $600,000 and an annual stock option grant of 200,000 shares. The reasons for the increase in Mr. Lessin's total compensation were the strong revenue growth experienced by the Company under Mr. Lessin's leadership, his role in integrating the former SoundView operations into those of the Company, and for the benefits the Company realized from the SoundView merger, and the successful formation of Dawntreader Fund II.

    In 2000, Mr. Readmond's salary was increased to $300,000 from $250,000 in 1999. On June 5, 2000, Mr. Readmond resigned as president and co-chief executive officer of the Company. He remained as a senior advisor to the Company until his resignation on January 2, 2001. In 2000, he received a cash incentive award of $2,250,000 which was, pursuant to the Company's agreement made upon his separation an annual bonus as if he were Co-Chief Executive Officer for the entire year based on his performance for the first five months of 2000. The bases for the increases in salary and bonus were the strong revenue growth experienced by the Company during 2000 and his role in the successfully completed mergers during 2000.

    TAX CONSIDERATIONS

    As noted above, the Compensation Committee's compensation strategy is to be cost and tax effective. Therefore, the Compensation Committee's policy is to preserve corporate tax deductions, while maintaining the flexibility to approve compensation arrangements that it deems to be in the best interests of the Company and its stockholders, but that may not always qualify for full tax deductibility.

                                          Compensation Committee of the
                                          Board Of Directors

                                          John H.N. Fisher
                                          William E. Ford
                                          Gilbert C. Maurer

                         REPORT OF THE AUDIT COMMITTEE

    The Audit Committee of the Board consists of three independent directors of the Board. The Board has adopted a written Charter for the Audit Committee, a copy of which is attached as the Appendix to this proxy statement. The Board and the members of the Audit Committee believe the composition of the Committee satisfies the rule of the National Association of Securities Dealers, Inc. that governs the composition of Audit Committees for companies whose securities are listed on the NASDAQ Stock Market, including the requirement that audit committee members be "independent directors" as defined in the NASD rule. The Audit Committee met 4 times during 2000.

    Management is responsible for the Company's internal controls and financial reporting process. The independent accountants are responsible for performing an audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and issuing a report on the financial statements.

    In accordance with its written charter, which was approved by the Board of Directors on April 13, 2000, the Audit Committee assists the Board in monitoring the integrity of the financial statements of the Company, the compliance by the Company with legal and regulatory requirements and the independence and performance of the Company's external auditors.

    The Committee met four times with the primary members of the management of the Company responsible for the preparation of the Company's financial statements and for the reporting process, including the system of internal accounting controls. The Committee met four times with the Company's outside, independent auditors, with and without the members of management present. The Committee solicited the views of the auditors not just on whether the financial statements conform to generally accepted accounting principles, but also on the quality of those principles as applied to the Company's financial reporting. In addition, the Committee discussed those matters that are required to be discussed with the auditors under generally accepted auditing standards. The Committee received the written disclosure and letter from the Company's auditors relating to the auditors independence from management and the Company required by Independence Standards Board Standard No. 1 and discussed with the auditors their independence from the Company and its management.

    In its meetings with management and the auditors, the Committee reviewed the scope and plans for the audit and discussed the results of their examinations, the evaluation of the Company's internal accounting controls, and the overall quality of the Company's financial reporting. The Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards), as currently in effect.

    Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has accepted the recommendation, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

                                          Audit Committee of the
                                          Board of Directors

                                          Edward H. Fleischman
                                          Joseph R. Hardiman
                                          Gilbert C. Maurer

FEES PAID TO AUDITORS

    The Company incurred the following fees for services performed by Arthur Andersen LLP during 2000. The Audit Committee of the Board considered and concluded that the provision of the non-audit services referred to below was compatible with maintaining Arthur Andersen's independence as the Company's principal accountants.

    AUDIT FEES. Audit fees paid by the Company to Arthur Andersen LLP in connection with Arthur Andersen's review and audit of the Company's annual financial statements for the year ended December 31, 2000 and Arthur Andersen's review of the Company's interim financial statements included in the Company's Quarterly Reports on Form 10-Q during the year ended December 31, 2000 totaled approximately $250,000.

    FINANCIAL INFORMATION SYSTEM DESIGN AND IMPLEMENTATION FEES. Arthur Andersen did not render any services related to financial information systems design and implementation during the calendar year 2000.

    ALL OTHER FEES. The Company paid Arthur Andersen $490,000 for all other non-audit services during 2000.

PERFORMANCE ANALYSIS

    The following performance graph compares the cumulative total returns of the Company, the Standard & Poor's 500 Composite Stock Price Index (S&P 500) and the Bloomberg US Internet Financial Services Index for the period January 1, 2000 through December 31, 2000. The Bloomberg US Internet Financial Services Index consists of Ameritrade, CSFB Direct, E*Trade Group, IndyMac Bancorp, Knight Trading, NetBank, NextCard, Schwab, TD Waterhouse and the Company.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

          WIT SOUNDVIEW GROUP INC.  S&P 500 COMPOSITE  BLOOMBERG US INTERNET FINANCIAL SERVICES INDEX
1/1/04                         100                100                                             100
1/8/04                       89.34              98.11                                          100.32
1/15/04                      94.85              99.72                                           104.7
1/22/04                      87.87               98.1                                              93
1/29/04                      79.41              92.58                                           87.72
2/5/04                       80.15              96.95                                           92.61
2/12/04                      82.72              94.41                                           93.59
2/19/04                      90.07              91.62                                           93.22
2/26/04                      87.87              90.75                                           92.13
3/4/04                      103.68              95.91                                          114.52
3/11/04                     102.94              94.95                                          122.15
3/18/04                      95.96              99.67                                          128.04
3/25/04                      126.1             103.96                                          148.24
4/1/04                      100.74                102                                          133.39
4/8/04                       93.75             103.21                                          122.95
4/15/04                       63.6              92.33                                           91.25
4/22/04                      63.97              97.64                                          102.16
4/29/04                      62.13              98.86                                          102.94
5/6/04                       75.74              97.51                                           99.22
5/13/04                      60.29              96.71                                           94.42
5/20/04                      55.51              95.76                                           94.23
5/27/04                      41.18              93.79                                           81.67
6/3/04                       55.33             100.55                                          107.63
6/10/04                      53.31              99.16                                           97.67
6/17/04                         50              99.67                                          106.13
6/24/04                      46.14              98.11                                          103.04
7/1/04                       63.14                 99                                          104.55
7/8/04                       64.71             100.66                                          102.81
7/15/04                      69.85             102.77                                          123.75
7/22/04                      53.31             100.74                                          113.53
7/29/04                      49.26              96.64                                          105.95
8/5/04                       47.79              99.57                                          115.14
8/12/04                      49.63             100.18                                          116.65
8/19/04                      53.13             101.53                                          114.56
8/26/04                      54.96             102.53                                          111.41
9/2/04                       54.41             103.51                                          117.47
9/9/04                       51.47             101.72                                          118.36
9/16/04                      57.72              99.77                                          115.15
9/23/04                      55.88               98.6                                          110.39
9/30/04                      52.94              97.77                                          112.54
10/7/04                      34.56               95.9                                           97.23
10/14/04                     28.68              93.53                                           97.15
10/21/04                      42.1              95.08                                          100.16
10/28/04                     39.71               93.9                                           97.56
11/4/04                      40.63               97.1                                          107.56
11/11/04                     36.76              92.97                                           97.55
11/18/04                     39.34              93.09                                            91.5
11/25/04                      36.4              91.32                                           85.69
12/2/04                      29.41              89.52                                           81.18
12/9/04                      34.93              93.24                                           90.61
12/16/04                     28.49              89.31                                           84.41
12/23/04                     20.96              88.89                                           82.67
12/30/04                     21.14              89.86                                           82.25

            STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

    The following table sets forth in alphabetical order the beneficial ownership of the Company's voting stock as of March 31, 2001 by: (a) each person or entity the Company knows beneficially owns 5% or more of its voting stock;
(b) the Company's co-chief executive officers and the other four most highly compensated executive officers as of December 31, 2000; (c) each of the Company's directors; and (d) all the Company's current directors and executive officers as a group. The following percentage information is calculated based on 108,276,299 shares of common stock outstanding, excluding the 11,666,666 shares of non-voting Class B common stock held by an affiliate of Goldman Sachs.

                                                                NUMBER OF SHARES        PERCENTAGE OF VOTING
NAME OF BENEFICIAL OWNER                                      BENEFICIALLY OWNED(1)   STOCKS BENEFICIALLY OWNED
------------------------                                      ---------------------   -------------------------
Brian T. Bristol (2)........................................        1,207,251                    1.1%
Capital Z Financial Services Fund II, L.P...................       11,666,666                   10.8%
  One Chase Manhattan Plaza, 44th Floor
  New York, NY 10005........................................
Christos Cotsakos (3).......................................          449,515                      *
  c/o E*TRADE Group, Inc
  4500 Bohannon Drive
  Menlo Park, CA 94025
Russell D. Crabs (4)........................................        2,127,078                    2.0%
Draper Fisher Jurveston.....................................        1,447,894                    1.3%
  400 Seaport Court
  Redwood City, CA 94063
E*TRADE Group, Inc..........................................       13,471,700                   12.4%
  4500 Bohannon Drive
  Menlo Park, CA 94025.
John H.N. Fisher(5).........................................          186,155                      *
  c/o Draper Fisher Jurvetson
  400 Seaport Court
  Redwood City, CA 94063
William E. Ford (6).........................................           50,128                      *
  c/o General Atlantic Partners LLC
  3 Pickwick Plaza Greenwich, CT 06830
Edward H. Fleischman(7).....................................           54,270                      *
General Atlantic Partners LLC...............................        8,964,186                    8.3%
  3 Pickwick Plaza
  Greenwich, CT 06830
Joseph R. Hardiman(8).......................................           65,937                      *
Andrew D. Klein (9).........................................        4,200,162                    3.9%
Robert H. Lessin(10)........................................        5,149,965                    4.8%
Mark F. Loehr(11)...........................................        1,158,500                    1.1%
Gilbert C. Maurer(12).......................................           30,937                      *
Ronald Readmond.............................................        1,952,000                    1.8%
All executive officers and directors as a group (18                16,428,410                   15.2%
  persons)(13)..............................................

------------------------------
*   Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the SEC. In general, a person who has voting power and/or investment power with respect to securities is treated as a beneficial owner of those securities. For purposes of this table, shares subject to options, warrants or rights currently exercisable or exercisable within 60 days of March 31, 2000 are considered as beneficially owned by the person holding such options, warrants or rights. Unless indicated otherwise, the Company believes that the persons named in this table have sole voting and investment power with respect to the shares shown.

(2) Has an additional 50,718 options exercisable after 60 days.

(3) Mr. Cotsakos is Chairman and CEO of E*TRADE Group, Inc. and therefore may be deemed to beneficially own shares held by E*TRADE.

(4) Has an additional 121,625 options exercisable after 60 days.

(5) Mr. Fisher is a managing director of Draper Fisher Jurvetson and therefore may be deemed to beneficially own shares held by Draper Fisher Jurvetson.

(6) Mr. Ford is a managing member of General Atlantic Partners LLC and therefore may be deemed to beneficially own shares held by General Atlantic Partners.

(7) Has an additional 4,531 options exercisable after 60 days.

(8) Has an additional 4,531 options exercisable after 60 days.

(9) Has an additional 15,625 options exercisable after 60 days.

(10) Has an additional 106,250 options exercisable after 60 days.

(11) Has an additional 90,625 options exercisable after 60 days.

(12) Has an additional 4,531 options exercisable after 60 days

(13) If the Company includes shares beneficially owned by Capital Z Financial Services Fund II, L.P., Draper Fisher Jurvetson, E*TRADE Group, Inc. and General Atlantic Partners LLC, each of which has designated one or more members of the Board of Directors, then the number of shares and percentages would be 52,114,856 and 48.1%.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Except as described below, none of the Company's directors, officers or principal security holders has or has had a direct or indirect material interest in any transaction to which the Company is or has been a party. The Company believes that the terms of each of the transactions described below were no less favorable to the Company than could have been obtained from unaffiliated third parties. In addition, the Company will not enter into additional transactions or agreements with directors, officers, principal security holders or other affiliated parties unless the terms thereof are no less favorable to the Company than could be obtained from unaffiliated third parties. In any event, the Company will not enter into any transaction with directors, officers or principal security holders without the affirmative vote of a majority of disinterested directors.

LOANS TO OFFICERS

    Messrs. Lessin, Loehr, Feller, Mendelson, Readmond and Palmer have received loans from the Company to purchase shares of common stock pursuant to their respective employment agreements. The terms of the loans to Mr. Lessin and Mr. Loehr are described above under "Employment Agreements."

                                       NUMBER OF SHARES
                                           ACQUIRED       INTEREST RATE   LOAN AMOUNT
                                       ----------------   -------------   -----------
Robert H. Lessin.....................     4,025,000           5.77%       $5,750,000
Mark F. Loehr........................       875,000           4.83%        1,875,000
Lloyd H. Feller......................       455,000           4.83%          975,000
Robert C. Mendelson..................       455,000           4.83%          975,000
Ronald Readmond......................     1,561,000           5.28%        2,787,500
John W. Palmer.......................        75,000           6.21%          979,688

    The Company has extended to Mr. Feller an interest-bearing loan in the amount of $975,000 with which he purchased 455,000 shares of common stock at $2.14 per share. This loan is secured by the shares he purchased. In the event Mr. Feller violates his non-competition restrictions or ceases to be employed by the Company (except for termination without "cause" or for "good reason"), the Company has the right to repurchase his unvested shares at the lower of their fair market value or $2.14 per share. If Mr. Feller's employment is terminated by the Company without "cause" or by him for "good reason," or if he dies or is disabled, the Company will not have the right to repurchase these shares. A total of 227,500 shares have vested as of March 31, 2001 and the remainder will vest at the rate of 28,438 shares per quarter until March 31, 2003. In addition, Mr. Feller's loan becomes due and payable if his employment terminates or if he disposes of the shares. Mr. Feller also has "piggyback" and demand registration rights relating to the shares.

    The Company has extended to Mr. Mendelson an interest-bearing loan in the amount of $975,000 with which he purchased 455,000 shares of common stock at $2.14 per share. This loan is secured by the shares he purchased. In the event Mr. Mendelson violates his non-competition restrictions or ceases to be employed by the Company (except for termination without "cause" or for "good reason"), the Company has the right to repurchase his unvested shares at the lower of their fair market value or $2.14 per share. If Mr. Mendelson's employment is terminated by the Company without "cause," or by him for "good reason," or if he dies or is disabled, the Company will not have the right to repurchase these shares. A total of 227,500 shares have vested as of March 31, 2001 and the remainder will vest at the rate of 28,438 shares per quarter until March 31, 2003. In addition, Mr. Mendelson's loan becomes due and payable if his employment terminates or if he disposes of the shares. Mr. Mendelson also has "piggyback" and demand registration rights relating to the shares.

    Messrs. Feller and Mendelson are personally liable for all interest due on their loans and are similarly liable for one-half of the principal amounts of their loans. Each loan is secured by the shares purchased with the proceeds of the loan. Each loan becomes due and payable on March 31, 2003 or earlier, if the individual's employment is terminated or he disposes of the shares. The number of shares purchased by the individuals and the amounts loaned to them are set forth in the table above.

    The Company has extended to Mr. Palmer an interest-bearing loan in the amount of $979,688 with which he purchased 75,000 shares of common stock at $13.0625 per share. He is personally liable for all interest due on the loan and is similarly liable for one-half of the principal amounts of the loan. This loan is secured by the shares he purchased. In the event Mr. Palmer violates his non-competition restrictions or ceases to be employed by the Company (except for termination without "cause" or for "good reason"), the Company has the right to repurchase his unvested shares at the lower of their fair market value per share or $13.065 per share. If Mr. Palmer's employment is terminated by the Company without "cause," or by him for "good reason," or if he dies or is disabled, the Company will not have the right to repurchase these shares. A total of 25,000 shares vested upon commencement of Mr. Palmer's employment, 25,000 vested as of February 8, 2001 and the remainder vest on February 7, 2002. In addition,
Mr. Palmer's loan becomes due and payable if his employment terminates or if he disposes of the shares.

STOCK ISSUANCES TO EXECUTIVE OFFICERS, DIRECTORS AND THE COMPANY'S LARGEST
  STOCKHOLDERS

    The following table sets forth issuances of common stock to the Company's largest stockholders, executive officers and directors since January 1, 2000.

STOCKHOLDER                               PRICE PER SHARE   SHARE AMOUNTS        ISSUANCE DATE
-----------                               ---------------   -------------   -----------------------
Brian T. Bristol (1)(3).................      $16.03            972,896     January 31, 2000
Brian T. Bristol (4)....................       12.88             14,336     January 31, 2000
Christos M. Cotsakos (2)(10)............        9.33            375,651     October 16, 2000
Russell Crabs (4).......................       12.88             14,336     January 31, 2000
Russell Crabs (1)(5)....................       16.03          1,620,371     January 31, 2000
E*TRADE Group, Inc......................       10.25          2,000,000     October 17, 2000
E*TRADE Group, Inc. (2).................        9.33          9,349,764     October 16, 2000
General Atlantic Partners LLC (2)(6)....        9.33          6,964,186     October 16, 2000
General Atlantic Partners LLC (7).......       10.25          2,000,000     October 24, 2000
John W. Palmer (8)......................       13.06             75,000     February 8, 2000
Curtis L. Snyder (4)....................       12.88            125,000     January 31, 2000
Curtis L. Snyder (1)(9).................       16.03            134,667     January 31, 2000

------------------------

(1) Consists of shares issued related to the Company's merger with SoundView Technology Group, Inc. The price per share represents a contractually agreed price as calculated under the Company's merger agreement with SoundView Technology Group, Inc.

(2) Consists of shares issued related to the Company's merger with E*OFFERING Corp.

(3) Includes issuances to several family trusts of which Mr. Bristol is trustee.

(4) Restricted stock issued in connection with the Company's merger with SoundView Technology Group, Inc. The price per share represents the market price of the Company's common stock on the date of grant.

(5) Includes issuance to a limited liability company under the control of Mr. Crabs.

(6) Consists of 1,235,899 shares issued to GAP Coinvestment Partners II, LP and 5,728,287 shares issued to General Atlantic Partners 61, LP.

(7) Consists of 354,930 shares issued to GAP Coinvestment Partners II, LP and 1,645,070 shares issued to General Atlantic Partners 61, LP.

(8) Represents restricted stock issued under stock purchase agreement.

(9) Includes issuance to a limited liability company under the control of Mr. Snyder.

(10) Christos M. Cotsakos, one of the Company's directors, is the Chairman and Chief Executive Officer of E*TRADE Group, Inc. Includes issuances to a revocable trust and a limited liability company under the control of Mr. Cotsakos.

(11) William E. Ford, one of the Company's directors, is a managing member of General Atlantic Partners, LLC, the general partner of General Atlantic Partners and is a director of E*TRADE Group, Inc.

VENTURE CAPITAL FUND MANAGEMENT

    The Company's Venture Capital Fund group currently manages Wit VC Fund I, LP and a series of four funds collectively known as Dawntreader Fund II, LP. The Company derives revenue through management fees and sharing in profits realized by the funds.

    The Company owns one half of the profits interest of the general partner in Wit VC Fund I, LP with the other one half going to five individuals, including Daniel DeWolf and three of the members of the management teams of Dawntreader Fund I, LP that joined the Company.

    When Wit VC Fund I, LP was formed, the arrangements among the Dawntreader group, Robert H. Lessin and the Company contemplated future funds in which Mr. Lessin would have received a material portion of the general partner's share of profits in future funds organized or sponsored by the Company. However, when members of the Dawntreader management team joined the Company, those arrangements were terminated.

    Currently, the Company owns 35% of the profits interest of the general partner in three of the Dawntreader Fund II partnerships. The fourth Dawntreader Fund II partnership only permits investment by employees of the Company and its subsidiaries and the Company has no profits interest in that fourth fund. The remainder of the profits interest in the three Dawntreader Funds is shared among the management team of our venture capital fund group including Daniel DeWolf, Company employees who are on these funds' investment committee, and our chairman Robert H. Lessin, who has a 25% profits interest.

                            INDEPENDENT ACCOUNTANTS

    Arthur Andersen LLP audited the Company's financial statements for the year ended December 31, 2000. As has been the prior practice, the Board of Directors will appoint an auditor for the current fiscal year prior to the commencement of the audit. A representative of our independent auditors, Arthur Andersen LLP, is expected to present at our annual meeting and will have the opportunity to respond to questions and make any statements he or she may wish to make.

                                 OTHER BUSINESS

    It is not intended to bring before the Annual Meeting any matters except the election of Directors. The management is not aware at this time that any other matters are to be presented for action. If, however, any other matters properly come before the meeting, the persons named as proxies in the enclosed form of proxy intend to vote in accordance with their judgment on the matters presented.

                  PROVISION OF CERTAIN ADDITIONAL INFORMATION

    The Company's Annual Report for year ended December 31, 2000 is being furnished with this Proxy Statement.

               STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING

    Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders in 2002 pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must be received by the Company no later than December 21, 2001 to be considered for inclusion in the Company's proxy materials for that meeting. The proposal must be mailed to the Company's principal executive offices at 826 Broadway, Seventh Floor, New York, New York 10003, Attention:
Secretary.

    A stockholder who intends to present a proposal at the 2002 annual meeting other than pursuant to Rule 14a-8 must comply with the requirements set forth in the Company's Bylaws. To bring business before an annual meeting, the Company's Bylaws require, among other things, that the stockholder submit written notice thereof complying with the Bylaws, to the Secretary of the Company not less than 90 days nor more than 120 days prior to the anniversary of the preceding year's annual meeting. Therefore, the Company must receive notice of the stockholder proposal submitted other than pursuant to Rule 14a-8 no sooner than January 23, 2002 and no later than February 22, 2002. If the notice is received before January 23, 2002 or after February 22, 2002, it will be considered untimely and the Company will not be required to present that proposal at the 2002 annual meeting.

                                          By Order of the Board of Directors,

                                          ROBERT C. MENDELSON
                                          SECRETARY

New York, New York
April 20, 2001

                                                                        APPENDIX

                           WIT SOUNDVIEW GROUP, INC.
                            AUDIT COMMITTEE CHARTER

The Audit Committee is appointed by the Board to assist the Board in monitoring
(1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements and (3) the independence and performance of the Company's internal and external auditors.

The members of the Audit Committee shall meet the independence and experience requirements of the The NASDAQ Stock Market, Inc. The members of the Audit Committee shall be appointed by the Board.

The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

The Audit Committee shall make regular reports to the Board.

The Audit Committee shall:

1. Review and reassess the adequacy of this Charter periodically and recommend any proposed changes to the Board for approval.

2. Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements.

3. Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements.

4. Review with management and the independent auditor the Company's quarterly financial statements prior to the release of quarterly earnings.

5. Meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

6. Review major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

7. Recommend to the Board the appointment of the independent auditor, which firm is ultimately accountable to the Audit Committee and the Board.

8.  Approve the fees to be paid to the independent auditor.

9. Receive periodic reports from the independent auditor regarding the auditor's independence, discuss such reports with the auditor, and if so determined by the Audit Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the auditor.

10. Evaluate together with the Board the performance of the independent auditor and, if so determined by the Audit Committee, recommend that the Board replace the independent auditor.

11. Review the appointment and replacement of the senior internal auditing executive.

12. Review the significant reports to management prepared by the internal auditing department and management's responses.

13. Meet with the independent auditor prior to the audit to review the planning and staffing of the audit.

14. Obtain from the independent auditor assurance that Section 10A of the Private Securities Litigation Reform Act of 1995 has not been implicated.

15. Obtain reports from management, the Company's senior internal auditing executive and the independent auditor that the Company's subsidiary/foreign affiliated entities are in conformity with applicable legal requirements.

16. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

17. Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company's response to that letter. Such review should include:

    (a) Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

    (b) Any changes required in the planned scope of the internal audit.

    (c) The internal audit department responsibilities, budget and staffing.

18. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

19. Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations.

20. Review with the Company's General Counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

21. Meet at least annually with the chief financial officer, the senior internal auditing executive and the independent auditor in separate executive sessions.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations.

Adopted by Board of Directors on April 13, 2000

--------------------------------------------------------------------------------


                                      PROXY

                            WIT SOUNDVIEW GROUP, INC.

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 23, 2001


     The undersigned hereby appoints Curtis L. Snyder and Robert C. Mendelson as Proxies, each with power to appoint his substitute, and hereby authorizes them, to represent and vote, as designated on the reverse side of this card, all shares of Common Stock of Wit SoundView Group, Inc. (the "Company"), held of record by the undersigned on March 30, 2001, at the Annual Meeting of Stockholders (the "Annual Meeting"), to be held on May 23, 2001 or any postponements or adjournments thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE BOARD OF DIRECTORS' THREE NOMINEES FOR ELECTION.


-----------               TO BE SIGNED ON REVERSE SIDE               -----------
SEE REVERSE                                                          SEE REVERSE
   SIDE                                                                 SIDE
-----------                                                          -----------

Instructions for Voting Your Proxy


Wit SoundView Group, Inc. is offering stockholders of record three alternative ways of voting your proxies:

o   BY TELEPHONE (using a touch-tone telephone)

o   THROUGH THE INTERNET (using a browser)

o   BY MAIL (traditional method)

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost effective and convenient ways of voting, 24 hours a day, 7 days a week.

----------------
TELEPHONE VOTING
----------------   Available only until 8:00 a.m. Eastern time on May 23, 2001.

o    This method of voting is available for residents of the U.S. and Canada.

o On a touch tone telephone, call TOLL FREE 1-877-260-0394, 24 hours a day, 7 days a week.

o    You will be asked to enter ONLY the CONTROL NUMBER shown below.

o    Have your proxy card ready, then follow the simple instructions.

o    Your vote will be confirmed and cast as you directed.


---------------
INTERNET VOTING
---------------   Available only until 8:00 a.m. Eastern time on May 23, 2001.

o    Visit our internet voting Website at http://proxy.georgeson.com.

o Enter the COMPANY NUMBER AND CONTROL NUMBER shown below and follow the instructions on your screen.

o    You will incur only your usual internet charges.



--------------
VOTING BY MAIL
--------------

o Simply mark, sign and date your proxy card and return it in the postage-paid envelope.

o If you are voting by telephone or the internet, please do not mail your proxy card.



              --------------                      --------------
              COMPANY NUMBER                      CONTROL NUMBER
              --------------                      --------------

                 TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE
--------------------------------------------------------------------------------

       PLEASE MARK
/X/    VOTES AS IN
       THIS EXAMPLE.

                                                             FOR     WITHHELD
1.   Election of Directors.                                  / /        / /
     Nominees (term expiring in 2004): Mark F. Loehr,
     John H.N. Fisher and Gilbert C. Maurer


     -------------------------------------------------------
     FOR ALL NOMINEES EXCEPT AS NOTED ABOVE

2. In their discretion, upon such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

                    NOTE: PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THIS PROXY CARD. All joint owners should sign. When signing as executor, administrator, attorney, trustee or guardian or as custodian for a minor, please give full title as such. If a corporation, name and indicate the signer's office. If a partner, sign in the partnership name.


                    ------------------------------------------------------------
                    Signature


                    ------------------------------------------------------------
                    Signature(if held jointly)


                    ------------------------------------------------------------
                    Date